UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2008

MARVEL ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-13638	13-3711775
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

417 Fifth Avenue, New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 576-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2008, Marvel Entertainment, Inc. and its subsidiaries Marvel Studios, Inc., MVL Productions LLC and MVL Film Finance LLC amended their agreement with Ambac Assurance Corporation, in its capacity as Control Party, and HSBC Bank USA, National Association, in its capacities as Collateral Agent and Collection Account Bank, concerning the $525 million film slate credit facility entered into in 2005 by MVL Film Finance LLC (the “Film Facility”). The amendment is titled “Amendment No. 6 to Transaction Documents” and is effective as of September 17, 2008.

Background. Amendment No. 6 was entered into in connection with Marvel’s new distribution agreement with Paramount Pictures Corporation and Viacom Overseas Holdings C.V. (collectively, “Paramount”). The new Paramount distribution agreement provides Marvel with improved terms and allows Paramount to distribute additional Marvel films and to distribute those films in foreign territories previously reserved to Marvel for distribution through local distributors (Japan, Germany, France, Spain, Australia and New Zealand, collectively, the “Reserved Territories”). Until Amendment No. 6, the Film Facility required Marvel to pre-sell distribution rights in the Reserved Territories.

Description of Amendment No. 6. Amendment No. 6 permits Marvel to enter into the new distribution agreement with Paramount. Amendment No. 6 also provides that Marvel will fund 33% of the budget of each film distributed under the new distribution agreement. The Film Facility will provide the remaining 67% of the budget for these films (reduced by the proceeds of any government rebate, subsidy or tax incentive and any other source of co-financing). After deduction of Paramount’s distribution fees and expenses in the Reserved Territories, Amendment No. 6 provides that Marvel will be entitled to recoup its 33% contribution from all film proceeds in the Reserved Territories. Marvel’s recoupment will be crossed among all films distributed under the new distribution agreement and among all Reserved Territories. After recoupment of Marvel’s 33% contribution, all additional film proceeds in the Reserved Territories will be used to pay down borrowings under the Film Facility. The Film Facility continues to require that, in order to receive an initial funding for its fifth film and each film thereafter, Marvel obtain 33% of the cumulative budget of its films in the form of pre-sales of distribution rights in the Reserved Territories, together with the proceeds of any government rebate, subsidy or tax incentive and any other source of co-financing (the “Pre-Sale Test”). Marvel’s 33% contribution, which will begin with its third film, will count towards the Pre-Sale Test. The pre-sales (and government rebates, tax incentives, etc.) for Marvel’s first two films, Iron Man and The Incredible Hulk, were approximately $17 million less, in the aggregate, than the 33% that will be required under the Pre-Sale Test. Because Marvel will now fund 33% of the budget of its each of its films, when the Pre-Sale test is first applied (that is, when Marvel requests an initial funding of its fifth film), the shortfall under the Pre-Sale test will be $17 million reduced by the proceeds of any government rebate, subsidy, tax incentive or co-financing received in respect of Marvel’s third and fourth films. Marvel will have the right to make up any shortfall with its own funds.

The above description of the terms of Amendment No. 6 is qualified in its entirety by reference to the full text of Amendment No. 6, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

Marvel has received an initial payment of approximately $60 million from Paramount Pictures Corporation attributable to the box office performance of Marvel’s Iron Man feature film. The payment was not offset by any production or marketing expenses related to the Iron Man DVD release, which are still to be recouped by Paramount. Marvel will record the payment as $60 million in revenue in the quarter ending September 30, 2008. The $60 million represents revenue that Marvel expected would be received and recorded in 2009, and was not included in Marvel’s financial guidance for 2008 provided on August 5, 2008. As a result of this earlier-than-expected distribution of initial box office proceeds, Marvel now expects revenues in its Film Production segment to be $125 — $140 million in 2008, compared to its earlier guidance of $65 — $80 million. The recording of this revenue in 2008 as opposed to 2009 has no impact on the overall estimated profitability of Iron Man.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 6 to Transaction Documents dated as of September 17, 2008 by and among MVL Film Finance LLC, MVL Productions LLC, Marvel Studios, Inc., Marvel Entertainment, Inc., Ambac Assurance Corporation, in its capacity as Control Party, and HSBC Bank USA, National Association, in its capacities as Collateral Agent and Collection Account Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVEL ENTERTAINMENT, INC.

By: /s/ John Turitzin
Name: John Turitzin
Title: Executive Vice President,
Office of the Chief Executive

Date: September 29, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 6 to Transaction Documents dated as of September 17, 2008 by and among MVL Film Finance LLC, MVL Productions LLC, Marvel Studios, Inc., Marvel Entertainment, Inc., Ambac Assurance Corporation, in its capacity as Control Party, and HSBC Bank USA, National Association, in its capacities as Collateral Agent and Collection Account Bank.